EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS DECEMBER 2004 SALES

AND UPDATES EARNINGS GUIDANCE

Philadelphia, PA, January 6, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of December 2004 increased 3.5% to $49.8 million from $48.2 million reported for the month of December 2003.  Comparable store sales for December 2004 decreased 1.9% (based on 922 locations) versus a comparable store sales decrease of 5.4% (based on 872 locations) for the December 2003 period.  During December 2004, the Company opened 1 store (which was a multi-brand store) and closed 11 stores, with 6 of these store closings related to multi-brand store openings.  The Company ended the month with 880 stores and 1,111 total retail locations, compared to 870 stores and 1,027 total retail locations at the end of December 2003.

Net sales increased 1.6% to $133.8 million for the first quarter of fiscal 2005 ended December 31, 2004, from $131.7 million for the same period of the preceding year.  Comparable store sales decreased 4.2% during the first quarter of fiscal 2005 (based on 894 locations) versus a comparable store sales decrease of 5.0% during the first quarter of fiscal 2004 (based on 845 locations).  For the quarter ended December 31, 2004, the Company opened 12 stores, including 4 multi-brand stores, and closed 15 stores, with 8 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased and cautiously encouraged by the significant improvement in our sales trend for December, especially in the latter half of December, compared to the significant comparable store sales decline we experienced during November.  Looking forward, we are very excited about our progress in developing our new strategic business initiatives, including our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our continued long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  In addition, we continue to work aggressively to monitor and control our inventory levels and our expenses.  We project first quarter diluted earnings per share in the range of $(0.02) to $0.03 per share, an improvement from our previous guidance range of $(0.10) to $0.00 per share, despite our slightly lower than planned sales for the quarter.  We will report our results for our first quarter on January 26, 2005, at which time we will provide additional information related to our results for the first quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2004, Mothers Work operates 1,111 maternity locations, including 880 stores and 231 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®,  Mimi Maternity®, and Destination Maternity™ and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.